UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 27, 2009
Date of Report (Date of earliest event reported)

TRUSTMARK CORPORATION
(Exact name of registrant as specified in its charter)

Mississippi	000-03683	64-0471500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

248 East Capitol Street, Jackson, Mississippi	39201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(601) 208-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting on January 27, 2009, the Board of Directors of Trustmark Corporation, based on the recommendation of the Board’s Human Resources Committee, granted Chairman and CEO, Richard G. Hickson a cash-settled performance-based restricted stock unit award for 23,123 units, with each unit having the value of one share of the Corporation’s common stock (the “RSU award”).

As previously disclosed in a Form 8-K filed on November 25, 2008, in lieu of receiving an equity compensation award in 2010 or 2011, Mr. Hickson’s employment agreement provides for his 2009 equity compensation award to be twice the amount of a normal award, with one-half of the award being performance-based and one-half service-based.  The RSU award was granted outside of the Corporation’s 2005 Stock and Incentive Compensation Plan (the “2005 Plan”) in lieu of granting shares of performance-based restricted stock that would exceed the annual limit permitted to be granted under the 2005 Plan, in order to satisfy the equity compensation provisions of Mr. Hickson’s employment agreement.

The RSU award may be settled only in cash and vests only if both performance-based and service-based requirements are met.  The performance-based vesting requires performance goals to be achieved within a two-year performance period commencing January 1, 2009 and ending December 31, 2010.  The performance-based vesting of the RSU award is based on the achievement of target percentages related to return on average tangible equity (as defined in the award agreement) (“ROATE”) (50%), with vesting up to and including 100%, and total shareholder return (as defined in the award agreement) (“TSR”) (50%), with vesting up to and including 100%, compared to the Corporation’s defined peer group.  If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%), an additional award of service-based restricted stock units (“Excess Units”) will be granted to Mr. Hickson within the first 2½ months after the performance period ends.  The number of Excess Units granted will equal the number of units awarded initially (“Original Units”) multiplied by the vesting percentage exceeding 100%.

In addition to the performance-based vesting requirements, the RSU award’s service-based vesting provisions require Mr. Hickson to continue employment with the Corporation through May 10, 2011, which is the expected date of the Corporation’s annual meeting in 2011, for the Original Units and the Excess Units to vest.

Certain accelerated performance-based vesting and time-based vesting of the RSU award may occur upon Mr. Hickson’s death, disability, termination by Trustmark without cause, termination by Mr. Hickson for good reason or a change in control. Unless earlier vesting occurs, settlement of vested units and dividend credits will occur on May 10, 2011 if Mr. Hickson continues to be employed on that date.  In the event of accelerated vesting, settlement will occur on the vesting date, subject to certification by the Human Resources Committee of any applicable performance-based vesting and subject to delay pursuant to Section 409A of the Internal Revenue Code.  Settlement will consist of a cash payment of the amount equaling the number of vested units multiplied by the fair market value of the Corporation’s common stock on the settlement date, plus the amount of any vested dividend equivalents attributable to such vested units.

Dividend equivalents on the Original Units will be credited from the award date and will vest and be paid only when and to the extent the Original Units vest (subject to delay pursuant to Section 409A of the Internal Revenue Code). Dividend equivalents on the Excess Units will be credited from the date the Committee grants the Excess Units, and will vest and be paid only when and to the extent the Excess Units vest (subject to delay pursuant to Section 409A of the Internal Revenue Code).

A copy of Mr. Hickson’s Cash-Settled Performance-Based Restricted Stock Unit Award Agreement will be included as an exhibit to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUSTMARK CORPORATION

BY:	/s/ Louis E. Greer
Louis E. Greer
Treasurer and Principal Financial Officer

DATE:	February 2, 2009